Exhibit 3.2

NOTE PURCHASE AGREEMENT

CONNECT INVEST III LLC

and

THE HOLDERS OF THE NOTES

Class A-1 Notes

Class A-2 Notes

$50,000,000

TABLE OF CONTENTS

(i)

This NOTE PURCHASE AGREEMENT (the “Agreement”), effective as of May __, 2025 is made and entered into by and among CONNECT INVEST III LLC, a Nevada limited liability company (the “Company”), and each of the other persons who have executed Subscription Documents that have been accepted by the Company (collectively, the “Holders”).

Article 1
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1             Definitions.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein shall have the meanings set forth in Annex A annexed hereto and made a part hereof.

Section 1.2             Rules of Construction.

Unless the context otherwise requires:

(1)             an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in the United States;

(2)             “or” is not exclusive;

(3)             words in the singular include the plural, and words in the plural include the singular;

(4)             provisions apply to successive events and transactions;

(5)             “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(6)             “including” means including without limitation.

Article 2
THE SECURITIES

Section 2.1             Form and Dating.

The Notes shall be substantially in the form of Exhibits A-1 and A-2 which are hereby incorporated in and expressly made a part of this Agreement. The Notes may have notations, legends or endorsements required by law, stock exchange rule, automated quotation system, agreements to which the Company is subject, or usage. Each Note shall be dated the date that the Company determines to be the date when the investor’s Subscription Agreement has been accepted and good funds have been collected. Notes surrendered for registration of transfer pursuant to Section 2.6 may be reissued (bearing the name of the new registered Holder) with a date reflecting the date such registration of transfer took effect in accordance with the records of the Company. Notes are not issuable in bearer form.

Section 2.2             Terms.

(1)             The aggregate Principal amount of the Notes that may be authenticated and delivered under this Note shall not exceed $50,000,000 except for Notes authenticated and delivered upon registration of, transfer of, in exchange for, or in lieu of, other Notes pursuant to Section 2.6 or Section 2.7. Subject to the $50,000,000 maximum aggregate Principal amount of Notes offered hereby, there is no limit on the dollar amounts of Class A-1 Notes and Class A-2 Notes that may be issued under this Agremeent. Notes will be issued in the face amount of $500.

(2)             The maturity date of the Class A-1 Notes is six (6) months following the date of issuance, and the maturity date of the Class A-2 Notes is six (6) months following the date of issuance, provided that the Class A-2

Notes will automatically roll over for an additional six-month period unless the holder thereof elects to receive payment at the initial maturity date.

(3)             The Notes shall bear interest on the unpaid Principal (calculated on the basis of 30-day months divided by a 360-day year) at a rate equal to seven and a half percent (7.50%) per annum for the Class A-1 Notes and seven and three-quarters percent (7.75%) for the Class A-2 Notes (together, “Interest”), provided that the applicable rate of Interest shall be increased, to the extent permitted by law, (a) on any overdue payment of interest and (b) during the continuance of an Event of Default by 2% per annum (the “Default Interest”). Interest shall accrue from the date of issuance of each Note, which shall be the date stated in such Note that both of the following has occurred: (1) the Company has determined that the prospective investor has met the Company’s investor suitability requirements and (2) the investor’s subscription payment has been received in full by the Company. Notes that have been transferred or exchanged pursuant to Section 2.6 shall have a date of issuance reflecting the date such transfer or exchange took effect in accordance with the records of the Company. Interest shall be due and payable monthly (“Interest Payment Date”), commencing with the last Business Day of the month following the month in which each Note is issued, and continuing until the Principal is paid in full or duly provided for.

(4)             In no event whatsoever shall the amount paid, or agreed to be paid, to any Holder for the use, forbearance or detention of money to be loaned pursuant to the Notes or otherwise, for the performance or payment of any covenant or obligation contained therein, exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever the fulfillment of any provision hereof or in the Notes exceeds the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance any Holder shall ever receive as Interest under the Notes or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive Interest shall be applied to the reduction of Principal and not to the payment of Interest, or if such excessive Interest exceeds the unpaid balance of Principal, such excess shall be refunded to the Company.

(5)             All accrued and unpaid Interest on, and the unpaid Principal of the Notes, is due and payable on the Maturity Date.

(6)             The Principal of, and Interest on, the Notes (including any Default Interest) shall be paid through electronic transfer using the Automated Clearing House (ACH) network to such bank account as has been provided to the Paying Agent by the Holder no later than 10 Business Days prior to the date on which the payment in question is due, unless otherwise requested by the Holder and approved by the Company.

(7)             The Notes may be issued until that date which is the earliest of (i) the date on which the aggregate Principal amount of the Notes that have been authenticated and delivered totals $50,000,000, excluding Notes authenticated and delivered upon registration of, transfer of, in exchange for, or in lieu of, other Notes pursuant to Section 2.6 or Section 2.7, (ii) April 30, 2028, which date may be extended in the sole discretion of the Company subject to the continued compliance with the requirements Regulation A under the Securities Act, and (iii) the date that the Company terminates the offering of the Notes in its sole discretion.

(8)             The Notes may be redeemed in whole or in part by the Company at any time and from time to time in its discretion in accordance with the provisions of Article 3, for a redemption price equal to 100% of the Principal to be redeemed plus accrued Interest on the Principal redeemed.

(9)             Each Note delivered under this Agreement upon transfer of or in exchange for or in lieu of any other Note shall carry the rights to Interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.3             Agents.

The Company shall maintain or cause to be maintained an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), and where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange.

The Company may appoint more than one Registrar or Paying Agent. The Company may act as Paying

Agent and/or Registrar. The Company shall notify the Holders of the name and address of any Agent that is not the Company.

The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent; provided, however, that no such removal shall become effective until acceptance or any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor. The Registrar or Paying Agent may resign at any time upon written notice to the Company.

The Company will initially act as Paying Agent and Registrar.

Section 2.4             Paying Agent To Hold Money in Trust.

On or before each due date of the Principal and Interest on any Note, the Company shall deposit with the Paying Agent (if not the Company) a sum sufficient to pay such Principal and Interest when so becoming due. The Company shall require each Paying Agent (if not the Company) to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders all money held by the Paying Agent for the payment of the Principal of or Interest on the Notes.

Section 2.5             Holder Lists.

The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.

Section 2.6             Transfer and Exchange.

(1)             Electronic Form. The Notes shall be issued in electronic format only, and the Company will not issue certificates for the Notes. Holders will be required to hold the Notes through the Registrar’s electronic Notes register. When a Holder presents the Registrar with a request to register a transfer, the Registrar shall register the transfer if its requirements for such transactions are met and the Note has not been redeemed. The Company may charge a reasonable fee for any registration of transfer or exchange but not for any exchange pursuant to Section 2.9.

(2)             No Duty of Registrar. The Registrar (if not the Company) shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates.

(3)             General Provisions Relating to Transfers and Exchanges.

(a)             In addition to any fee that the Company charges to a Holder of Note for any registration of transfer or exchange, the Company may also require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any registration of transfer, conversion or exchange thereof.

(b)             Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(c)             Neither the Company nor the Registrar shall be required to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(d)             Prior to due presentment for the registration of a transfer of any Note, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Notes and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Trustee, neither any Agent nor the Company shall be affected by notice to the contrary.

(e)             Each Holder of a Note agrees to indemnify the Company against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this applicable United States federal or state securities law, including any violation of the Securities Act.

(f)             Upon any purchase of a Note, the Company must certify to the Registrar (if not the Company), and the Registrar may not transfer any Note unless the Company certifies to it, that such transfer would not be required to be registered under the Securities Act or would be excluded from registration pursuant to an exception under the Securities Act.

(g)             The Registrar shall retain copies of all certifications, letters, notices and other written communications received pursuant to this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice.

Section 2.7             Treasury Notes Disregarded for Certain Purposes.

In determining whether the Holders of the required Principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or an Affiliate shall be disregarded and deemed not to be outstanding, except that, for the purposes of determining whether the Registrar shall be protected in relying on any such direction, waiver or consent, only Notes that the Registrar has actual knowledge of such ownership shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Registrar the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.8             Cancellation.

The Company at any time may deliver Notes to the Registrar for cancellation. The Paying Agent shall forward to the Registrar any Notes surrendered to it for payment. The Registrar shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation. The Company may not issue new Notes to replace Notes that it has paid or which have been delivered to the Registrar for cancellation, except that (1) where a Note is surrendered for registration of transfer or partial redemption, then a new Note of the same number may be issued, and (2) where a Note is surrendered for exchange, one or more new Notes may be issued.

Article 3
COVENANTS

Section 3.1             Payment of Notes

The Company shall pay the Principal of and Interest on the Notes on the dates and in the manner provided in the Notes and this Agreement. Principal and Interest shall be considered paid on the date due if the Paying Agent holds in accordance with this Agreement on that date money sufficient to pay all Principal and Interest then due and the Paying Agent is not prohibited from paying such money to the Holders on such date pursuant to the terms of this Agreement.

Section 3.2             Compliance with Laws.

The Company shall, and shall cause the Manager to, conduct its business in compliance with all applicable requirements of all laws, ordinances or governmental rules or regulations to which each of them is subject (including, without limitation, the USA Patriot Act), including, without limitation, all relevant Governmental Approvals, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect, and except that the Company may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of law, so long as (a) none of the Holders could reasonably be expected to be subject to any civil or criminal liability for failure to comply therewith and (b) the result of such proceedings could not reasonably be expected to have a Material Adverse Effect.

Section 3.3            Existence.

The Company will at all times:

(i)              Preserve and maintain its legal existence as a limited liability company under the applicable laws of the State of Nevada and all of is material licenses, rights, privileges and franchises necessary for the maintenance of its corporate existence; and

(ii)            Comply, in all material respects, with its Organizational Documents.

Section 3.4             Books and Records.

The Company will maintain proper books of record and account in conformity with applicable accounting principles and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company.

Section 3.5             Merger and Consolidation.

The Company will not merge into or consolidate with any other Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution) without the approval of the Holders of a majority in Principal amount of the then-outstanding Notes.

Section 3.6             Amendment to Organizational Documents.

The Company will not amend, modify or change any terms or conditions of any of its Organizational Documents, other than those amendments, modifications or changes that would not reasonably be expected to have a Material Adverse Effect

Article 4
DEFAULTS AND REMEDIES

Section 4.1             Events of Default.

An “Event of Default” occurs if:

(1)             the Company fails to pay Interest on any Note when the same becomes due and payable and such failure continues for a period of 30 days;

(2)             the Company fails to pay the Principal of any Note when the same becomes due and payable at maturity, upon redemption or otherwise;

(3)             the Company fails to comply with any of its other agreements in the Notes or this Agreement and such failure continues for the period and after the notice specified below;

(4)             the Company defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company in an aggregate principal amount in excess of $10,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company in an aggregate principal amount in excess of $10,000,000 by the Company, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled;

(5)             the Company pursuant to or within the meaning of any Bankruptcy Law:

(a)             commences a voluntary case,

(b)             consents to the entry of an order for relief against it in an involuntary case,

(c)             consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d)             makes a general assignment for the benefit of its creditors; or

(6)             a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)             is for relief against the Company in an involuntary case,

(b)             appoints a custodian of the Company or for all or substantially all of its property, or

(c)             orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default, whether it is voluntary or involuntary, or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means title 11 of the U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

A Default under clause (3) or (4) above is not an Event of Default until the Holders of at least 25% in Principal amount of the Notes notify the Company of the Default and the Company does not cure the Default, or it is not waived, within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied to the extent consistent with law, and state that the notice is a “Notice of Default.”

Section 4.2             Acceleration.

If an Event of Default occurs and is continuing, the Holders of at least 25% in Principal amount of the Notes by notice to the Company, may declare the Principal of and accrued and unpaid Interest on all the Notes to be due and payable. Upon such declaration the Principal and Interest shall be due and payable immediately.

The Holders of a majority in Principal amount of the Notes by notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of Principal or Interest that has become due solely because of the acceleration.

Section 4.3             Other Remedies.

If an Event of Default occurs and is continuing, and subject to the terms of this Agreement and applicable law, the Holders of at least 25% in Principal amount of the Notes may pursue any available remedy to collect the payment of Principal or Interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement even if it does not possess or produce any of the Notes.

A delay or omission by any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 4.4            Waiver of Past Defaults; Postponement of Interest Payments.

(1)             The Holders of a majority in Principal amount of the Notes by notice to the Company may waive an existing Default and its consequences except:

(a)             a Default in the payment of the Principal of or Interest on any Note; or

(b)             a Default with respect to a provision that under Section 5.2 cannot be amended without the consent of each Holder affected.

(2)             The Holders of at least a majority in Principal amount of the then-outstanding Class A-1 or Class A-2 Notes, as applicable, and voting as separate classes, may agree in writing to postpone the payment of the applicable rate of Interest for up to three years from the original payment due date without any penalty or interest thereon.

Section 4.5             Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of Principal and Interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the applicable Holder; provided, however, that the Holders of a majority in Principal amount of the Notes may negotiate and enter into a settlement, payment schedule or other arrangement (including, without limitation, the reduction or increase of Interest and Principal due Holders, the modification of the manner, place or terms of payment, and the release or discharge of any claims, fees or amounts due Holders) on behalf of all Holders during the course of any suit, Proceeding or otherwise. In the event of any Proceeding, the settlement, payment schedule or other arrangement referenced in the preceding sentence must be in conformity with applicable Bankruptcy Law and approved by the applicable bankruptcy court before it may become effective.

Section 4.6             Priorities.

After the occurrence and during the continuance of an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Agreement shall be paid in the following order:

First: to Holders for amounts due and unpaid on the Notes for Principal and Interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for Principal and Interest, respectively; and

Second: to the Company.

Section 4.7             Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

Section 4.8             Actions of a Holder.

For the purpose of providing any consent, waiver or instruction to the Company, a Holder shall include a Person who provides to the Company an affidavit of beneficial ownership of a Note together with a satisfactory indemnity against any loss, liability or expense to such party to the extent that it acts upon such affidavit of beneficial ownership (including any consent, waiver or instructions given by a Person providing such affidavit and indemnity).

Article 5
AMENDMENTS

Section 5.1             Without Consent of Holders.

The Company may amend this Agreement or the Notes without the consent of any Holder:

(1)             to cure any ambiguity, defect or inconsistency; or

(2)             to make any change that does not adversely affect the rights of any Holder.

Section 5.2             With Consent of Holders.

The Company may amend this Agreement or the Notes with the written consent of the Holders of at least a majority in Principal amount of the Notes. However, without the consent of each Holder affected, an amendment under this Section may not:

(1)             reduce the amount of Notes whose Holders must consent to an amendment;

(2)             reduce the Interest on or, except as provided in Section 6.4(2), change the time for payment of Interest on any Note;

(3)             reduce the Principal of or change the fixed maturity of any Note;

(4)             make any Note payable in money other than that stated in the Note; or

(5)             make any change in Section 4.4 or the first sentence of this Section 5.2.

It shall not be necessary for the consent of the Holders under this Section 5.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

Section 5.3             Revocation and Effect of Consents and Waivers.

A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Company receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Agreement. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 5.4             Notice of Amendment; Notation on or Exchange of Notes.

After any amendment under this Article 5 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Article 5.

The Company may place an appropriate notation about an amendment or waiver on any Note thereafter authenticated. The Company may issue, in exchange for affected Notes, new Notes that reflect the amendment or waiver.

Article 6
MISCELLANEOUS

Section 6.1             Notices.

Any notice by one party to the other shall be in writing and sent to the other’s address stated in Section 6.5. The notice is duly given if it is delivered in Person or sent by a national courier service that provides next Business Day delivery or by first-class mail.

A party by notice to the other party may designate additional or different addresses for subsequent notices.

Any notice sent to a Holder shall be mailed by first-class letter mailed to its address shown on the register kept by the Registrar. Failure to mail a notice to a Holder or any defect in a notice mailed to a Holder shall not affect the sufficiency of the notice mailed to other Holders.

If a notice is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

A “notice” includes any communication required by this Agreement.

Section 6.2             Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in both New York City or Las Vegas, Nevada. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding Business Day that is not a Legal Holiday, and no Interest shall accrue for the intervening period.

Section 6.3             No Recourse Against Others.

A director, officer, employee or member, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 6.4             Duplicate Originals.

The parties may sign any number of copies, and may execute such in counterparts, of this Agreement. One signed copy is enough to prove this Agreement.

Section 6.5             Variable Provisions.

“Officer” means the Chairman, Chief Executive Officer, President, any Vice-President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

The Company initially appoints the Company as Registrar and Paying Agent.

The Company initially establishes the fee for registration of transfer or exchange of a Note under Section 2.6 at $25 per transfer or exchange.

The Company’s address is:

Connect Invest III LLC
6700 Via Austi Parkway, Suite E
Las Vegas, Nevada 89119
(866) 795-7558
Attention: Investor Services

Each Holder’s address as set forth in such Holder’s Subscription Agreement.

Section 6.6             Governing Law.

This Agreement, the Notes and all claims and causes of action arising hereunder or thereunder or relating hereto or thereto will be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

CONNECT INVEST III LLC

By:        ____________________________

Name:    Todd B. Parriott

Title:      Chief Executive Officer

Signature Page to Debenture Purchase Agreement

ANNEX A

DEFINITIONS

“Accrued Bankruptcy Interest” shall mean all Interest accruing subsequent to the occurrence of any of the events specified in Section 4.1(5) or Section 4.1(6) or which would have accrued but for any such event.

“Affiliate” shall mean any Person controlling or controlled by or under common control with the referenced Person. “Control” for this definition means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean any Registrar or Paying Agent.

“Bankruptcy Law” shall have the meaning set forth in Section 4.1.

“Business Day” shall mean a day that is not a Legal Holiday.

“Company” shall Connect Invest II LLC, a Nevada limited liability company and all successors thereto.

“Default” shall mean any event which is, or after notice or passage of time would be, an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.2(3).

“Distribution” shall mean any distribution by the Company (in cash, property of the Company or obligations) on, or other payment or distribution on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Company of, any portion of any equity interest in the Company.

“Event of Default” shall have the meaning set forth in Section 4.1.

“Governmental Approval” shall men any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or restriction by or with, any Governmental Authority.

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, state or local, having jurisdiction over the matter or matters in question.

“Holder” shall mean a Person in whose name a Note is registered.

“Interest” shall have the meaning set forth in Section 2.2(3).

“Material Adverse Effect” shall mean a material adverse effect on (a) the assets, business or financial condition of the Company or (b) the ability of the Company to make timely payments of Principal Interest and other amounts due on the Notes a party or of the Liens provided under the Security Documents.

“Maturity Date” shall have the meaning set forth in Section 2.2(2).

“Notes” shall mean, collectively, the Class A-1 Notes and the Class A-2 Notess, in any case, registered in the name of the Holder thereof and issued in accordance with Article 2 hereof, substantially in the forms of Exhibits A-1 and A-2.

“Notice” shall have the meaning set forth in Section 6.2.

Annex A-1

“Officer” shall have the meaning set forth in Section 6.5.

“Organizational Documents” shall mean the certificate of formation and the limited liability company agreement of the Company, as amended, supplemented or restated from time to time.

“Paying Agent” shall have the meaning set forth in Section 2.3.

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Principal” of a Note means the principal balance of the respective Note.

“Proceeding” shall mean a liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding under Bankruptcy Law, an assignment for the benefit of creditors, any marshalling of assets or liabilities, or winding up or dissolution.

“Record Date” have the meaning set forth in the Notes.

“Registrar” shall have the meaning set forth in Section 2.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subscription Agreement” shall mean the agreement by which each Person desiring to become a Holder shall evidence (i) the number of Notes which such Person wishes to acquire, (ii) such Person’s agreement to become a party to, and be bound by the provisions of, this Agreement and (iii) certain representations regarding the Person’s finances and investment intent.

Annex A-2

EXHIBIT A

FORM OF NOTES

EXHIBIT A-1

FORM OF CLASS A-1 NOTE

CONNECT INVEST III LLC

Class A-1 Notes

$____,000	__________________, 202_ No. ____________

Connect Invest III LLC, a Nevada limited liability company (herein called the “Company”) which term includes any successor person or entity under the Note Purchase Agreement (hereinafter defined), for value received, hereby promises to pay to _________________ or registered assigns (the “Holder”), the principal sum of __________ Thousand Dollars ($______,000) as provided herein, and to pay Interest as provided herein.

Note Purchase Agreement. This Note is one of a duly authorized issue of securities of the Company designated as its Class A-1 Notes (herein called the “Notes”), limited in aggregate Principal amount, together with the Principal amount of the Company’s Class A-2 Notes, to not more than Fifty Million Dollars ($50,000,000) which may be issued under that certain Note Purchase Agreement (herein called the “Note Purchase Agreement”) dated as of May __, 2025, between the Company and the holders of the Notes (collectively, the “Holders”). The terms of the Notes include those stated in the Note Purchase Agreement. The Notes are subject to all such terms, and Holders are referred to the Note Purchase Agreement. To the extent permitted by applicable law, in the event of an inconsistency between the terms of this Note and the terms of the Note Purchase Agreement, the terms of the Note Purchase Agreement shall control. The Notes are unsecured obligations of the Company limited to not more than $50,000,000 in aggregate Principal amount together with the Principal amount of the Company’s Class A-2 Notes. All capitalized terms used in this Note without definition shall have the meanings assigned to them in the Note Purchase Agreement.

Interest. This Note shall bear interest on the unpaid Principal (calculated on the basis of 30-day months divided by a 360-day year) at a rate equal to seven and a half percent (7.50%) per annum (“Interest”). Interest shall accrue from the date of issuance of this Note, as set forth in the Note Purchase Agreement. Interest shall be due and payable monthly on the last Business Day of the month (“Interest Payment Date”), commencing on Interest Payment Date for the first month following the month in which this Note is issued, and continuing until the Principal is paid in full or duly provided for. To the extent lawful, during the occurrence and continuance of an Event of Default the Company shall pay interest on Principal, premium, if any, overdue installments of Interest, and other amounts payable under the Note Purchase Agreement, at the current rate of Interest plus 2% per annum.

Method of Payment. The Company will pay Interest on this Note on the Interest Payment Date to the Person in whose name this Note is registered at the close of business on the Business Day prior to Interest Payment Date (the “Record Date”), except as otherwise provided herein or in the Note Purchase Agreement. If the Company defaults in a payment of Interest on the Notes (“Defaulted Interest”), such Defaulted Interest shall cease to be payable to the Holder on the relevant Record Date and may be paid to the Person in whose name this Note is registered on a subsequent special record date for the payment of such Defaulted Interest to be fixed by the Company, notice of which shall be given to Holders not less than 10 days before such special record date, all as more fully provided in the Note Purchase Agreement. Holders must surrender Notes to the Paying Agent to collect Principal payments. Payments of the Principal of, and Interest on, the Notes shall be made through electronic transfer using the Automated Clearing House (ACH) network to such bank account as has been provided to the Paying Agent by the Holder no later than 10 Business Days prior to the date on which the payment in question is due, unless requested otherwise by the Holder and approved by the Company.

Maturity Date. The Maturity Date of this Note shall be six months after the issuance thereof (the “Maturity Date.”)

Optional Redemption. Any portion of this Note may be redeemable at the option of the Company at any time or from time to time after giving the notice required pursuant to Section 3.3 of the Note Purchase Agreement, at a redemption price equal to 100% of the Principal amount to be redeemed, plus accrued and unpaid Interest thereon, if any, to the applicable redemption date. Any redemption shall be made pursuant to the provisions of Section 3.1 through Section 3.6 of the Note Purchase Agreement.

Defaults and Remedies. If an Event of Default shall occur and be continuing, the Principal of all the Notes and accrued and unpaid Interest, if any, may be declared to be due and payable in the manner and with the effect provided in the Note Purchase Agreement.

Maximum Interest. In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance or detention of money to be loaned hereunder or otherwise, for the performance or payment of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever the fulfillment of any provision hereof exceeds the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Holder shall ever receive as Interest under this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive Interest shall be applied to the reduction of the Principal owing hereunder and not to the payment of Interest, or if such excessive Interest exceeds the unpaid balance of Principal, such excess shall be refunded to the Company.

Amendments and Waivers. The Note Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Note Purchase Agreement and this Note at any time by the Company with the consent of the Holders of at least a majority of the aggregate Principal of the Notes at the time outstanding. The Note Purchase Agreement also contains provisions permitting the holders of at least a majority of the aggregate Principal of the Notes at the time outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Note Purchase Agreement and this Note and certain past defaults under the Note Purchase Agreement and this Note and their consequences. Any such consent or waiver by or on behalf of the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Denominations, Transfer, Exchange. The Notes are issuable only in registered form without coupons in denominations of any integral multiple of One Thousand Dollars ($1,000). The transfer of Notes may be registered and Notes may be exchanged as provided in the Note Purchase Agreement. The Company may charge a reasonable fee for any registration of transfer or exchange, other than certain exchanges as set forth in the Note Purchase Agreement not involving any transfer. The fee for registration of transfer or exchange of a Note shall initially be $50 per transfer or exchange, which may be waived. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except the unredeemed portion of any Note being redeemed in part.

Persons Deemed Owners. The Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note shall be overdue, and none of the Company or any agent shall be affected by notice to the contrary.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

Agents. Initially, the Company, 6700 Via Austi Parkway, Suite E, Las Vegas, Nevada 89119, will act as Registrar and Paying Agent. The Company may change the Registrar and/or Paying Agent without notice.

Electronic Format. The Notes will be issued in electronic format only, and the Company will not issue certificates for the Notes. Holders will be required to hold the Notes through the Registrar’s electronic Notes register.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:  _____________________

Connect Invest III LLC,
a Nevada limited liability company

By:___________________________

Name:______________________

Title:_______________________

EXHIBIT A-2

FORM OF CLASS A-2 NOTE

CONNECT INVEST II LLC

Class A-2 Notes

$_____,000	__________________, 202_ No. ____________

Connect Invest III LLC, a Nevada limited liability company (herein called the “Company”) which term includes any successor person or entity under the Note Purchase Agreement (hereinafter defined), for value received, hereby promises to pay to _________________ or registered assigns (the “Holder”), the principal sum of __________ Thousand Dollars ($______,000) as provided herein, and to pay Interest as provided herein.

Note Purchase Agreement. This Note is one of a duly authorized issue of securities of the Company designated as its Class A-2 Notes (herein called the “Notes”), limited in aggregate Principal amount, together with the aggregate Principal amount of the Company’s Class A-1 Notes, to not more than Fifty Million Dollars ($50,000,000) which may be issued under that certain Note Purchase Agreement (herein called the “Note Purchase Agreement”) dated as of May __, 2025, between the Company and the holders of the Notes (collectively, the “Holders”). The terms of the Notes include those stated in the Note Purchase Agreement. The Notes are subject to all such terms, and Holders are referred to the Note Purchase Agreement. To the extent permitted by applicable law, in the event of an inconsistency between the terms of this Note and the terms of the Note Purchase Agreement, the terms of the Note Purchase Agreement shall control. The Notes are unsecured obligations of the Company limited to not more than $50,000,000 in aggregate Principal amount together with the Principal amount of the Company’s Class A-1 Notes. All capitalized terms used in this Note without definition shall have the meanings assigned to them in the Note Purchase Agreement.

Interest. This Note shall bear interest on the unpaid Principal (calculated on the basis of 30-day months divided by a 360-day year) at a rate equal to seven and three-quarters percent (7.75%) per annum (“Interest”). Interest shall accrue from the date of issuance of this Note, as set forth in the Note Purchase Agreement. Interest shall be due and payable monthly on the last Business Day of the month (“Interest Payment Date”), commencing on Interest Payment Date for the first month following the month in which this Note is issued, and continuing until the Principal is paid in full or duly provided for. To the extent lawful, during the occurrence and continuance of an Event of Default the Company shall pay interest on Principal, premium, if any, overdue installments of Interest, and other amounts payable under the Note Purchase Agreement, at the current rate of Interest plus 2% per annum.

Method of Payment. The Company will pay Interest on this Note on the Interest Payment Date to the Person in whose name this Note is registered at the close of business on the Business Day prior to Interest Payment Date (the “Record Date”), except as otherwise provided herein or in the Note Purchase Agreement. If the Company defaults in a payment of Interest on the Notes (“Defaulted Interest”), such Defaulted Interest shall cease to be payable to the Holder on the relevant Record Date and may be paid to the Person in whose name this Note is registered on a subsequent special record date for the payment of such Defaulted Interest to be fixed by the Company, notice of which shall be given to Holders not less than 10 days before such special record date, all as more fully provided in the Note Purchase Agreement. Holders must surrender Notes to the Paying Agent to collect Principal payments. Payments of the Principal of, and Interest on, the Notes shall be made through electronic transfer using the Automated Clearing House (ACH) network to such bank account as has been provided to the Paying Agent by the Holder no later than 10 Business Days prior to the date on which the payment in question is due, unless requested otherwise by the Holder and approved by the Company.

Maturity Date. The Maturity Date of this Note shall be six (6) months after the issuance thereof (the “Maturity Date”), provided that the maturity of this Note will automatically roll over for any additional six-month period unless the holder of this Note elects to receive repayment of the Principal and any accrued and unpaid Interest on the Maturity Date.

Optional Redemption. Any portion of this Note may be redeemable at the option of the Company at any time or from time to time after giving the notice required pursuant to Section 3.3 of the Note Purchase Agreement, at a redemption price equal to 100% of the Principal amount to be redeemed, plus accrued and unpaid Interest thereon, if any, to the applicable redemption date. Any redemption shall be made pursuant to the provisions of Section 3.1 through Section 3.6 of the Note Purchase Agreement.

Defaults and Remedies. If an Event of Default shall occur and be continuing, the Principal of all the Notes and accrued and unpaid Interest, if any, may be declared to be due and payable in the manner and with the effect provided in the Note Purchase Agreement.

Maximum Interest. In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance or detention of money to be loaned hereunder or otherwise, for the performance or payment of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever the fulfillment of any provision hereof exceeds the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Holder shall ever receive as Interest under this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive Interest shall be applied to the reduction of the Principal owing hereunder and not to the payment of Interest, or if such excessive Interest exceeds the unpaid balance of Principal, such excess shall be refunded to the Company.

Amendments and Waivers. The Note Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Note Purchase Agreement and this Note at any time by the Company with the consent of the Holders of at least a majority of the aggregate Principal of the Notes at the time outstanding. The Note Purchase Agreement also contains provisions permitting the holders of at least a majority of the aggregate Principal of the Notes at the time outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Note Purchase Agreement and this Note and certain past defaults under the Note Purchase Agreement and this Note and their consequences. Any such consent or waiver by or on behalf of the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Denominations, Transfer, Exchange. The Notes are issuable only in registered form without coupons in denominations of any integral multiple of One Thousand Dollars ($1,000). The transfer of Notes may be registered and Notes may be exchanged as provided in the Note Purchase Agreement. The Company may charge a reasonable fee for any registration of transfer or exchange, other than certain exchanges as set forth in the Note Purchase Agreement not involving any transfer. The fee for registration of transfer or exchange of a Note shall initially be $50 per transfer or exchange, which may be waived. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except the unredeemed portion of any Note being redeemed in part.

Persons Deemed Owners. The Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note shall be overdue, and none of the Company or any agent shall be affected by notice to the contrary.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

Agents. Initially, the Company, 6700 Via Austi Parkway, Suite E, Las Vegas, Nevada 89119, will act as Registrar and Paying Agent. The Company may change the Registrar and/or Paying Agent without notice.

Electronic Format. The Notes will be issued in electronic format only, and the Company will not issue certificates for the Notes. Holders will be required to hold the Notes through the Registrar’s electronic Notes register.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: ___________________

Connect Invest III LLC,
a Nevada limited liability company

By:___________________________

Name:______________________

Title:_______________________